Exhibit 99.2
HYBRID FUEL SYSTEMS FILES ANNUAL REPORT FOR 2004

April 5, 2005 - Tampa, Florida: Hybrid Fuel Systems, Inc., ("Hybrid" or the "Company") (OTCBB: HYFS) today released the Company's annual report for the year ended December 31, 2004.

	2004	2003
Revenue	$138,724	$231,269
Net loss	$(2,012,437)	$(413,820)
Net Loss Per Share	$(0.08)	$(0.03)

Since December 2003, Hybrid has been managed and financed under contract by White Knight SST, Inc. (“White Knight”) "2004 was a year of renewal for Hybrid" said CEO Mark Clancy. “Among the eight year goals “We accomplished several goals established years ago for Hybrid including (i) reengineering our electronic dual fuel system; (ii) initiating the Environmental Protection Agency/California Air Resource Board technology verification protocol; (iii) establishing a fully-equipped heavy-duty engine room and emissions testing lab at our own 12,000 square foot facility in Atlanta, Georgia. More importantly we eliminated 91.2% of a shareholders’ deficit and 62% of the liabilities created during the seven years leading up to January 2004. Combined with our recent closing on $1,200,000 financing, we have prepared Hybrid to meet the challenges of commercialization” concluded Mr. Clancy.

Basic and diluted loss per share increased from $(0.03) in 2003 to $(0.08) in 2004. Taking into account a one-time charge for the issuance of restricted stock to employees and consultants the loss in 2004 would have been approximately $(0.03) per share posted. Also during 2004, we completed previously delinquent Securities and Exchange Commission (SEC) filings and migrated the Company's securities from the Pink Sheets to the OTCBB. Further, we instituted internal professional accounting controls and systems. We also took certain steps and negotiated agreements during 2004 which provide an entry point for the sale of Fuel2 system in the continental US, South America, China and India.

"Our objective with Hybrid at White Knight was to solve a variety of issues created between 1996 and 2003 and position the Company to take full advantage of its inventions" continued Mr. Clancy. "We believe that basic mission has been accomplished. We are now diligently working to install an industry experienced, seasoned executive staff that can lead Hybrid to the next level." concluded Mr. Clancy.

About Hybrid Fuel Systems, Inc. - Hybrid was formed in 1996 to commercialize retrofit systems for the conversion of stationary or vehicular diesel engines to non-petroleum based fuels such as natural gas. The Company's technology is based on five patents and one patent pending.

About White Knight SST, Inc. - White Knight, a specialized management and finance enterprise, seeks to renew companies facing severe financial and operational challenges. White Knight accumulates client-company equity in the Company’s portfolio through investment conversion and management fees. White Knight’s portfolio consists of 120,000,000 common shares of EarthFirst Technologies (OTCBB: EFTI); 20,000,000 common shares of Nanobac Life Sciences (OTCBB: NNBP), and; 20,000,000 common shares of Hybrid Fuel Systems (OTCBB: HYFS).

Investors are cautioned that certain statements contained in this document are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the Act). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Hybrid actions, which may be provided by management, are also forward-looking statements as defined by the Act. These statements are not guarantees of future performance.

For more information contact Mark Clancy, Chief Executive Officer (813)-624-5515 or visit the Company's website at www.hybridfuelsystems.com.